News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Announces Earnings for First Quarter of 2012

•         Net interest margin grew 29 basis points to 4.10%

•         Nonperforming assets decreased 26%

•         Second banking center in Valdosta opened during the first quarter

MOULTRIE, GEORGIA, April 24, 2012 -- Southwest Georgia Financial Corporation (the “Corporation”) (NYSE Amex: SGB), a full-service community bank holding company, today reported net income of $571 thousand for the first quarter of 2012, up 52% from net income of $375 thousand for the same period in 2011. On a diluted per share basis, net income was up $0.07 to $0.22 in the first quarter of 2012. The growth in net income was driven by increases in net interest income and noninterest income. Net interest income grew $260 thousand on lower funding costs and improved earning asset mix while noninterest income increased $172 thousand primarily as a result of higher income from mortgage banking services.

DeWitt Drew, President and CEO commented, “While the pace of loan growth has slowed and earnings have benefited from lower provisions for loan losses, we expect that credit costs will remain elevated over the near term. We continue to build a specific reserve for foreclosed assets at $75 thousand per quarter and continue to build the loan loss reserve to accommodate the growth we see in Valdosta.”

Return on average equity for the first quarter of 2012 improved to 7.88% compared with 5.57% for the first quarter of 2011. Return on average assets for the quarter increased to 0.71% compared with 0.48% for the same period in 2011.

Balance Sheet Trends and Asset Quality

At March 31, 2012, total assets were $318.8 million, up $4.6 million from March 31, 2011. The earning asset mix improved significantly due to loan growth driven by the Valdosta market. Total loans increased $16.0 million, or 9.5%, to $184.3 million when compared with the same period last year while investment securities decreased $20.0 million. Interest-bearing deposits with other banks remained artificially high at $21.6 million, a $6.0 million increase from the first quarter last year. Nonperforming assets decreased to 0.97% of total assets compared with 1.34% at the end of the first quarter 2011, primarily due to a decline in foreclosed assets of $858 thousand and a $224 thousand decline in nonaccrual loans. The reserve for loan losses increased $373 thousand year-over-year, to $3.2 million.

Total deposits grew $4.8 million year-over-year to $261.8 million at March 31, 2012. A 14% year-over-year decrease in public funds accounts was offset by 19% growth in noninterest-bearing personal and business deposits. Overall, noninterest bearing accounts increased $7.6 million, or 15%.

Shareholders’ equity was $29.0 million as of March 31, 2012, up from $26.9 million at March 31, 2011. The Corporation maintains a strong capital position with a total risk-based capital ratio of 16.57% and a Tier 1 leverage ratio of 8.98% at March 31, 2012, well in excess of the minimum regulatory guidelines for a well-capitalized financial institution. Average total capital to average total assets was up to 8.98% at the end of the first quarter of 2012.

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Revenue

Total interest income increased $156 thousand to $3.3 million when compared with the first quarter of 2011, reflecting a $286 thousand increase in interest and fee income on loans. Net interest income before provision for loan losses improved to $2.8 million for the first quarter of 2012 compared with $2.6 million for the same period in 2011. The Corporation’s net interest margin was 4.10% for the first quarter of 2012, up 29 basis points from the same period last year. Total interest expense was $492 thousand for the first quarter of 2012, down $105 thousand from the same period a year ago due primarily to interest paid on deposits. The provision for loan losses was $105 thousand for the first quarter of 2012, down $45 thousand compared to the same period last year.

Noninterest income was $1.5 million for the first quarter of 2012, up $172 thousand from the same period in 2011 primarily due to a $264 thousand increase in income from mortgage banking services. Revenue from retail brokerage and insurance services increased moderately during the quarter. Partially offsetting these increases, the Corporation recognized a $56 thousand net loss on the sale or disposition of assets, and service charges on deposit accounts decreased $54 thousand.

Total noninterest expense increased $227 thousand to $3.5 million for the first quarter of 2012 compared with the first quarter of 2011. The largest component of noninterest expense, salaries and employee benefits, increased $116 thousand to $2.0 million for the first quarter mainly due to higher pension contributions and incentive-based compensation. Equipment and data processing expense also increased $42 thousand and $21 thousand, respectively, largely due to our Valdosta expansion and enhancing information technology infrastructure. Other operating expense increased $38 thousand primarily due to higher foreclosed property expenses and other operational losses.

Dividends

In March 2012, the Corporation paid a cash dividend of $0.04 per common share and announced plans to resume paying cash dividends on a quarterly basis. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 84 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $319 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some risks and other factors that could cause the Company’s actual results to differ materially from such statements, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS
Cash and due from banks	$7,458	$6,552	$6,407
Interest-bearing deposits in banks	21,584	14,498	15,569
Certificates of deposit in other banks	980	980	0
Investment securities available for sale	26,581	28,641	59,143
Investment securities held to maturity	56,173	52,339	43,737
Federal Home Loan Bank stock, at cost	1,789	1,787	1,650
Loans, less unearned income and discount	184,307	181,302	168,298
Allowance for loan losses	(3,244)	(3,100)	(2,871)
Net loans	181,063	178,202	165,427
Premises and equipment	10,620	9,942	9,204
Foreclosed assets, net	2,327	2,358	3,185
Intangible assets	491	547	589
Bank owned life insurance	4,635	4,593	3,057
Other assets	5,050	5,211	6,185
Total assets	$318,751	$305,650	$314,153
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$31,728	$29,841	$40,828
Money market	54,597	45,638	46,712
Savings	26,138	24,367	23,881
Certificates of deposit $100,000 and over	32,813	32,629	32,121
Other time accounts	58,936	59,950	63,372
Total interest-bearing deposits	204,212	192,425	206,914
Noninterest-bearing deposits	57,566	56,486	50,022
Total deposits	261,778	248,911	256,936

Other borrowings	2,000	2,000	2,000
Long-term debt	22,000	22,000	24,000
Accounts payable and accrued liabilities	3,992	4,188	4,308
Total liabilities	289,770	277,099	287,244
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	19,602	19,133	18,046
Accumulated other comprehensive income	(502)	(463)	(1,018)
Total	55,095	54,665	53,023
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	28,981	28,551	26,909
Total liabilities and shareholders' equity	$318,751	$305,650	$314,153

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
Interest income:	2012*	2011*
Interest and fees on loans	$2,701	$2,415
Interest and dividend on securities available for sale	232	467
Interest on securities held to maturity	359	266
Dividends on Federal Home Loan Bank stock	6	4
Interest on deposits in banks	18	13
Interest on certificates of deposit in other banks	4	0
Total interest income	3,320	3,165

Interest expense:
Interest on deposits	292	391
Interest on other borrowings	11	8
Interest on long-term debt	189	198
Total interest expense	492	597
Net interest income	2,828	2,568
Provision for loan losses	105	150
Net interest income after provision for losses on loans	2,723	2,418

Noninterest income:
Service charges on deposit accounts	299	353
Income from trust services	51	55
Income from retail brokerage services	95	70
Income from insurance services	375	353
Income from mortgage banking services	567	303
Provision for foreclosed property losses	(75)	(75)
Net gain (loss) on the sale or disposition of assets	(56)	18
Net gain on the sale of securities	0	32
Other income	213	188
Total noninterest income	1,469	1,297

Noninterest expense:
Salary and employee benefits	2,022	1,906
Occupancy expense	234	229
Equipment expense	223	181
Data processing expense	278	257
Amortization of intangible assets	56	52
Other operating expense	659	621
Total noninterest expense	3,472	3,246

Income before income tax expense	720	469
Provision for income taxes	149	94
Net income	$571	$375

Net income per share, basic	$0.22	$0.15
Net income per share, diluted	$0.22	$0.15
Dividends paid per share	$0.04	$0.10
Basic weighted average shares outstanding	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,837	2,547,949

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2012	2011

Assets	$318,751	$314,153
Loans, less unearned income & discount	$184,307	$168,298
Deposits	$261,778	$256,936
Shareholders' equity	$28,981	$26,909

	Three Months Ended March 31,
	2012	2011
Performance Data & Ratios
Net income	$571	$375
Earnings per share, basic	$0.22	$0.15
Earnings per share, diluted	$0.22	$0.15
Dividends paid per share	$0.04	$0.10
Return on assets	0.71%	0.48%
Return on equity	7.88%	5.57%
Net interest margin (tax equivalent)	4.10%	3.81%
Dividend payout ratio	17.84%	67.99%
Efficiency ratio	78.10%	81.36%

Asset Quality Data & Ratios
Total nonperforming loans	$651	$875
Total nonperforming assets	$3,088	$4,196
Net loan charge offs	$(39)	$34
Reserve for loan losses to total loans	1.76%	1.71%
Nonperforming loans/total loans	0.35%	0.52%
Nonperforming assets/total assets	0.97%	1.34%
Net charge offs / average loans	(0.09)%	0.09%

Capital Ratios
Average common equity to average total assets	8.98%	8.57%
Tier 1 capital ratio	15.32%	15.76%
Tier 1 leverage ratio	8.98%	8.71%
Total risk based capital ratio	16.57%	17.01%
Book value per share	$11.37	$10.56
Tangible book value per share	$11.18	$10.33

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2012	2011	2011	2011	2011

Assets	$322,726	$300,863	$302,256	$312,898	$314,028
Loans, less unearned income & discount	$180,796	$180,567	$179,093	$172,367	$161,061
Deposits	$265,993	$243,893	$245,051	$250,335	$257,083
Equity	$28,984	$28,458	$28,446	$27,515	$26,909
Return on assets	0.71%	0.53%	0.13%	0.76%	0.48%
Return on equity	7.88%	5.57%	1.39%	8.59%	5.57%
Net income	$571	$396	$99	$591	$375
Net income per share, basic	$0.22	$0.16	$0.04	$0.23	$0.15
Net income per share, diluted	$0.22	$0.16	$0.04	$0.23	$0.15
Dividends paid per share	$0.04	$—	$—	$—	$0.10

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